                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
             PURSUANT TO RULES 13D-1(B), (C), AND (D) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13D-2(B)

                                (AMENDMENT NO. 2)

                         PSi Technologies Holdings, Inc.
          ------------------------------------------------------------
                                (Name of Issuer)


                                  Common Shares
          ------------------------------------------------------------
                         (Title of Class of Securities)


                                    74438Q109
                           ---------------------------
                                 (CUSIP Number)


                                December 31, 2006
                           ---------------------------
              Date of Event which Requires Filing of This Statement


CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

RULE 13D-1(B)  [ ]
RULE 13D-1(C)  [ ]
RULE 13D-1(D)  [X]



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                                  ---------------------
   CUSIP NO. 74438Q109              13G                      PAGE 2 OF 8 PAGES
-------------------------                                  ---------------------
--------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                   NJI No. 2 Investment Fund (in members' voluntary liquidation)

--------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [X]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
     3     SEC USE ONLY
--------------------------------------------------------------------------------
     4     CITIZENSHIP OR PLACE OF ORGANIZATION

                                       Cayman Islands
--------------------------------------------------------------------------------
                    5     SOLE VOTING POWER

   NUMBER OF                        00
     SHARES
  BENEFICIALLY
    OWNED BY
      EACH
   REPORTING
     PERSON
      WITH
--------------------------------------------------------------------------------
                    6     SHARED VOTING POWER
                                1,955,741

--------------------------------------------------------------------------------
                    7     SOLE DISPOSITIVE POWER
                                    00
--------------------------------------------------------------------------------
                    8     SHARED DISPOSITIVE POWER
                                1,955,741

--------------------------------------------------------------------------------
     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,955,741
--------------------------------------------------------------------------------
     10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                          [ ]
--------------------------------------------------------------------------------
     11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             14.7%
--------------------------------------------------------------------------------
     12    TYPE OF REPORTING PERSON

                    CO
--------------------------------------------------------------------------------

                                Page 2 of 8 Pages

-------------------------                                  ---------------------
   CUSIP NO. 74438Q109              13G                      PAGE 3 OF 8 PAGES
-------------------------                                  ---------------------
--------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                           JAFCO Investment (Asia Pacific) Ltd.

--------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [X]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
     3     SEC USE ONLY
--------------------------------------------------------------------------------
     4     CITIZENSHIP OR PLACE OF ORGANIZATION

                                       Singapore
--------------------------------------------------------------------------------
                    5     SOLE VOTING POWER

   NUMBER OF                        00
     SHARES
  BENEFICIALLY
    OWNED BY
      EACH
   REPORTING
     PERSON
      WITH
--------------------------------------------------------------------------------
                    6     SHARED VOTING POWER
                                1,955,741

--------------------------------------------------------------------------------
                    7     SOLE DISPOSITIVE POWER
                                    00
--------------------------------------------------------------------------------
                    8     SHARED DISPOSITIVE POWER
                                1,955,741

--------------------------------------------------------------------------------
     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,955,741
--------------------------------------------------------------------------------
     10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                          [ ]
--------------------------------------------------------------------------------
     11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             14.7%
--------------------------------------------------------------------------------
     12    TYPE OF REPORTING PERSON

                    CO
--------------------------------------------------------------------------------

                               Page 3 of 8 Pages

-------------------------                                  ---------------------
   CUSIP NO. 74438Q109              13G                      PAGE 4 OF 8 PAGES
-------------------------                                  ---------------------
--------------------------------------------------------------------------------
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                                           Greathill Pte. Ltd.

--------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [X]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
     3     SEC USE ONLY
--------------------------------------------------------------------------------
     4     CITIZENSHIP OR PLACE OF ORGANIZATION

                                       Singapore
--------------------------------------------------------------------------------
                    5     SOLE VOTING POWER

   NUMBER OF                        00
     SHARES
  BENEFICIALLY
    OWNED BY
      EACH
   REPORTING
     PERSON
      WITH
--------------------------------------------------------------------------------
                    6     SHARED VOTING POWER
                                1,955,741

--------------------------------------------------------------------------------
                    7     SOLE DISPOSITIVE POWER
                                    00
--------------------------------------------------------------------------------
                    8     SHARED DISPOSITIVE POWER
                                1,955,741

--------------------------------------------------------------------------------
     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,955,741
--------------------------------------------------------------------------------
     10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                          [ ]
--------------------------------------------------------------------------------
     11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             14.7%
--------------------------------------------------------------------------------
     12    TYPE OF REPORTING PERSON

                    CO
--------------------------------------------------------------------------------

                                Page 4 of 8 Pages

ITEM 1(A)      NAME OF ISSUER:

               PSi Technologies Holdings, Inc.

ITEM 1(B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               Electronics Avenue, FTI Complex, Taguig,
               Metro Manila 1604, Philippines

ITEM 2(A)      NAME OF PERSON FILING:

               NJI No. 2 Investment Fund (in members' voluntary liquidation)

ITEM 2(B)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               c/o Jafco Investment (Asia Pacific) Ltd
               6 Battery Road
               #42-01
               Singapore 049909

ITEM 2(C)      CITIZENSHIP:

               Cayman Islands

ITEM 2(D)      TITLE OF CLASS OF SECURITIES:

               Common Shares

ITEM 2(E)      CUSIP NUMBER:

               74438Q109

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

               N/A

ITEM 4         OWNERSHIP:

               NJI No. 2 Investment Fund (In Members Voluntary Liquidation) ("NJI") beneficially owns 1,955,741 Common Shares of PSi Technologies Holdings, Inc. NJI has transferred these shares to Greathill Pte. Ltd. ("Greathill"), a wholly owned subsidiary of NJI, solely in consideration of all of the outstanding shares of Greathill. The liquidators of NJI are Hiroshi Yamada, Chew Cheng Keat, and Vincent Chan Chun Hung, who are directors of, and sit on the investment committee of, JAFCO Investment (Asia Pacific) Ltd.

ITEM 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               N/A

ITEM 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               N/A

                                Page 5 of 8 Pages

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               N/A

ITEM 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               N/A

ITEM 9         NOTICE OF DISSOLUTION OF GROUP

               N/A

ITEM 10        CERTIFICATION

               N/A

                                Page 6 of 8 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                  NJI NO. 2 INVESTMENT FUND
                                  (in members' voluntary liquidation)

                                  Date: February 14, 2007

                                  Signature: /s/ Chew Cheng Keat
                                             -----------------------------------

                                  Name/Title: Chew Cheng Keat/Joint Liquidator,
                                              ----------------------------------
                                  acting as agent and without personal liability
                                  ----------------------------------------------





                                  JAFCO Investment (Asia Pacific) Ltd.
                                  (Co. Reg. No. 199001150W)
                                  Date: February 14, 2007

                                  Signature: /s/ Chew Cheng Keat
                                             -----------------------------------

                                  Name/Title: Chew Cheng Keat/Director
                                              ----------------------------------




                                  Greathill Pte. Ltd.
                                  (Co. Reg. No. 200505754G)
                                  Date: February 14, 2007

                                  Signature: /s/ Chew Cheng Keat
                                             -----------------------------------

                                  Name/Title: Chew Cheng Keat/Director
                                              ----------------------------------

                                Page 7 of 8 Pages

                             JOINT FILING AGREEMENT

     We, the signatories of the Amendment No. 2 to the statement on Schedule 13G to which this Agreement is attached, hereby agree that such statement is, and any amendments thereto filed by any of us will be, filed on behalf of each of us.



                                  NJI NO. 2 INVESTMENT FUND
                                  (in members' voluntary liquidation)

                                  Date: February 14, 2007

                                  Signature: /s/ Chew Cheng Keat
                                             -----------------------------------

                                  Name/Title: Chew Cheng Keat/Joint Liquidator,
                                              ----------------------------------
                                  acting as agent and without personal liability
                                  ----------------------------------------------




                                  JAFCO Investment (Asia Pacific) Ltd.
                                  (Co. Reg. No. 199001150W)
                                  Date: February 14, 2007

                                  Signature: /s/ Chew Cheng Keat
                                             -----------------------------------

                                  Name/Title: Chew Cheng Keat/Director
                                              ----------------------------------




                                  Greathill Pte. Ltd.
                                  (Co. Reg. No. 200505754G)
                                  Date: February 14, 2007

                                  Signature: /s/ Chew Cheng Keat
                                             -------------------------------

                                  Name/Title: Chew Cheng Keat/Director
                                              ----------------------------------

                                            Page 8 of 8 Pages